Exhibit 99

Farmers & Merchants Bancorp Reports Record
 Year-End and Fourth Quarter 2007 Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income of $22.7 million for the year-ending December 31, 2007.  Earnings per share were $28.05, up 11.1% over the prior year. Return on average assets was 1.56%, and return on average equity was 16.26%, both an improvement over the prior year. In addition, loans outstanding grew 9.0%, total core deposits, excluding public time deposits, increased 8.8%, and total assets at year-end were $1,519,172,000, up 7.6% over year-end 2006.  Also contributing to the Company’s improved financial performance in 2007 was a 2.7% reduction in overall operating expenses.

Throughout 2007, the Company’s asset quality and capital levels remained strong. Non-performing assets represented only 0.02% of loans outstanding as of December 31, 2007, and the Company’s allowance for loan losses was $18.5 million or 1.62% of total loans. Farmers & Merchants Bank has not originated any sub-prime residential mortgages, nor does it hold any in its loan portfolio.  Additionally, the Company’s securities portfolio contains only mortgage-backed securities issued by government-sponsored entities, so there is no sub-prime residential mortgage exposure in this portfolio.  At December 31, 2007, the Company’s Total Risk Based Capital Ratio was 12.21%, and the Tier 1 Capital Ratio was 10.96%. Based on these performance measures, Farmers & Merchants Bancorp continues to compare very favorably to peer banks.

Farmers & Merchants Bancorp also reported record net income of $5.7 million for the quarter ending December 31, 2007.  Earnings per share for the fourth quarter were $7.07, up 9.1% from the fourth quarter of the prior year. Return on average assets for the quarter was 1.53%, and return on average equity was 15.74%.

These results represent the 40th consecutive quarter and 10th sequential year that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Steinwert stated, “During a year when many banks are reporting a decline in earnings, Farmers & Merchants Bancorp generated record earnings per share, up 11.1% over the prior year.  This success is a result of our continuing focus on four key determinants of bank performance: (1) profitable pricing of products and services; (2) strict control over operating expenses; (3) effective credit risk management; and (4) delivery of exceptional customer service.   As a result of these efforts, the Company was able to minimize the impact of net interest margin pressures that occurred across the industry through strong loan and deposit growth, increased non-interest income, and careful cost containment.  Without a doubt, our employees have been the key to our successful results this year.  They have worked closely with our customers to provide the products and services they need on a basis that can be profitable for the Bank.

As 2008 begins, we remain concerned about industry-wide pressure on net interest margins.  This pressure may escalate as a result of the Federal Reserve Bank’s recent actions to drop market interest rates by 125 basis points in January and a total of 225 basis points since September 2007.  Additionally, the slowing California economy will place stress on the quality of the loan portfolios of all banks and limit growth opportunities for the industry.  While we are committed to maintaining the business focus that made us successful in the past, the current economic environment presents significant challenges for the Company and the banking industry.”

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government  and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.